Exhibit 99.1

[INFOCUS LETTERHEAD]

Investor Relations Contacts:	Public Relations Contacts:
Kyle Ranson	Jennifer Fields
Chief Executive Officer	Communications Manager
InFocus Corporation	InFocus Corporation
(503) 685-8576	(503) 685-8923

Roger Rowe	Molly Benito
Chief Financial Officer	Edelman
InFocus Corporation	(503) 471-6820
(503) 685-8663

InFocus® Announces Sale of The University Network

WILSONVILLE, Ore., December 4, 2006 — InFocus® Corporation (NASDAQ: INFS) today announced it has closed the sale of the assets of The University Network (“TUN”) to Submedia LLC, a digital media company based in New York City.  InFocus acquired the assets of TUN in mid-2005 and has grown its network and footprint of displays delivering digital content to college age students in major universities across the United States since that time.  InFocus announced its intent to divest TUN as part of its strategic decision to focus its attention on its core digital front projection market earlier this year.

The Company will post no gain or loss on the sale during the fourth quarter of 2006 as the Company posted a charge of $1.4 million in the third quarter related to writing down its assets invested in TUN based on the proceeds expected to be received upon completion of the sale.

“We are pleased to have completed the sale of TUN and wish our former colleagues the best as they embark on the next stage of TUN’s evolution as a digital media company focused on the university market,” said Kyle Ranson, President and CEO.  “Completion of the sale will allow us to focus our attention on our core front projection market and reduce our operating expense run rate moving forward by about $0.7 million per quarter,” concluded Ranson.

Forward-Looking Statements

This press release includes forward-looking statements.  Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  Investors are directed to the Company’s filings with the Securities and Exchange Commission, including the Company’s 2005 Form 10-K and 2006 Form 10-Q’s, which are available from the Company without charge, for a description of the risks and uncertainties relating to forward-looking statements made by the Company as well as to other aspects of the Company’s business.  The forward-looking statements contained in this press release speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward looking statements to reflect events or circumstances after the date of this press release.

About InFocus Corporation

InFocus® Corporation (NASDAQ: INFS) is the industry pioneer and worldwide leader in the projection market today. Twenty years of experience and engineering breakthroughs are at work here, constantly improving what you see in the marketplace, and delivering immersive audio visual impact in home entertainment, business and education environments.  Being the inventor and leader is simply a great bonus of making the presentation of ideas, information, and entertainment a vivid, unforgettable experience.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the Company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

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